        Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. ANNOUNCES EXCLUSIVE WORLDWIDE LICENSE AGREEMENT WITH NAUTICA

New York, New York, January 28, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced that it has entered into an exclusive, 20-year worldwide license agreement with global lifestyle brand Nautica for the creation, development, production, and distribution of fragrances under the Nautica brand name.

Jean Madar, Chairman and Chief Executive Officer of Interparfums, said, “Nautica is world-renowned for bringing the inspiration of the sea to everyday style. We are thrilled to collaborate with this global lifestyle brand to enrich their existing portfolio and develop new fragrances that channel the maritime spirit in a modern and accessible manner. We estimate that total annual sales of the Nautica fragrance portfolio will exceed $70 million in the first years under our management. We remain grateful for the continuing relationship with Authentic Brands Group (“Authentic”) and appreciate their continuing trust in our abilities.”

Jamie Salter, Founder, Chairman and Chief Executive Officer of Authentic, owner of the Nautica brand, said, “Interparfums has proven to be a wonderful partner, which is why we’ve entrusted them with multiple brands in our portfolio. They combine visionary thinking, operational excellence, and innovation to drive value and we look forward to collaborating on this next great adventure.”

Interparfums will assume full global responsibility for Nautica fragrances effective January 1, 2030.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, Guess, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino. Goutal and Off-White joined the Company’s fragrance portfolio in 2026.

About Authentic Brands Group:

Authentic Brands Group (Authentic) is a leading sports, media, entertainment and lifestyle platform. As the owner of some of the most iconic and beloved intellectual property in the world, Authentic acquires and invests in brands to create long-term value for all of its stakeholders.

A digital-first, asset-light platform, Authentic sits at the intersection of culture, commerce and technology. It brings brands to life and cultivates fandom through powerful storytelling, premium content and unforgettable live experiences. Together with nearly 2,000 best-in-class licensing partners across 150 countries and an expansive distribution network, Authentic’s brands drive more than $38 billion in annual systemwide retail sales worldwide.

Authentic’s diversified portfolio spans more than 50 brands and reaches nearly one billion social media followers. Its roster includes Reebok, Champion, Shaquille O’Neal, David Beckham, Kevin Hart, Sports Illustrated, Elvis Presley, Muhammad Ali, Marilyn Monroe, Guess?, Aéropostale, Nautica, Eddie Bauer, Lucky Brand, Nine West, Brooks Brothers, Juicy Couture, Vince Camuto, Izod, Van Heusen, Dockers, Ted Baker, Hart Schaffner Marx, Vince, Barneys New York, Judith Leiber, Quiksilver, Spyder, Billabong, Volcom, Roxy, RVCA, DC Shoes, Prince, Sperry and Hunter.

For more information, visit corporate.authentic.com. Follow Authentic on LinkedIn, Instagram and WeChat.

About Nautica :

 Drawing from the essence of the water and the currents of the world, Nautica is a global lifestyle brand that creates style that’s iconic, yet modern and innovative in its fit, feel and function. Nautica is one of the most recognized American brands in the world, with over 70 categories including apparel, accessories and a home collection for men, women and children. Nautica is available in nearly 1,300 freestanding stores and shop-in-shops in more than 30 countries worldwide, as well as on nautica.com.

Follow @nautica on Instagram, Facebook and Pinterest.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2024, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Devin Sullivan
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9608 / dsullivan@theequitygroup.com
www.interparfumsinc.com		www.theequitygroup.com